UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

ORIGINOIL, INC.
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5645 West Adams Boulevard Los Angeles, California (Address of principal executive offices)	333-147980 (Commission File Number)	26-0287664 (I.R.S. Employer Identification Number) 90016 (Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 26, 2012, OriginOil, Inc. (the “Company”) entered into an OEM License Agreement (the “OEM Agreement”) with LH Opportunities Group Ltd. (“LH”). Under the OEM Agreement, the Company granted LH a non-exclusive license in Canada to use the Company’s water treatment technology and related equipment in the manufacture and sale of LH’s water treatment products for the Canadian frack and industrial waste water treatment and recycling markets. The Company has also agreed to grant to LH certain limited preference in the Calgary/Western Canada sector to the extent it is able to do so.

The Company and LH have agreed in principle that LH will be responsible for the purchase, construction and installation of the Company’s water treatment technology and related equipment subject to a certain exception, and that the Company shall receive a royalty from the commercialization of LH’s water treatment products that utilize the Company’s technology or related equipment. The specific amounts of fees and royalties shall be determined on a project by project basis with the current fees and royalties agreed to between the parties.

The OEM Agreement has an initial term of three years and may be renewed upon the written agreement of the parties. The OEM Agreement may be terminated by either party in the event of a material breach, a bankruptcy event or a material change in the management, ownership, sales or financial condition of the other party that prevents fulfillment of obligations under the OEM Agreement. In addition, the Company may terminate the OEM Agreement immediately if LH is no longer utilizing the Company’s water treatment technology.

The Company intends to make a request for confidential treatment for certain terms of the OEM Agreement, which request will be filed separately with the Securities and Exchange Commission. The Company expects to file a redacted copy of the OEM Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012 and the foregoing is qualified in its entirety by the full text of the OEM Agreement.

Item 8.01 Other Events

On November 27, 2012, the Company announced that it has entered into an OEM Agreement with LH. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by OriginOil, Inc., dated November 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINOIL, INC.

November 27, 2012	By:	/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry
Title: Chief Executive Officer

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